Exhibit 3.6
STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is

NNN Healthcare/Office REIT Holdings, L.P.
SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the Limited Partnership is Grubb & Ellis Healthcare REIT Holdings, LP.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 7th day of December, A.D. 2007.

By:	/s/ Andrea R. Biller
General Partner(s)
By:	NNN Healthcare/Office REIT, Inc.,
its General Partner
By:	Andrea R. Biller, Secretary